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                                    ANNEX A

                                                                    EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

     In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. The Company intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

     "Forward-looking statements" are defined under the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. H.T.E., Inc. ("HTE") operates in a rapidly changing environment that involves numerous risks, some of which are beyond HTE's control. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of HTE. HTE undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, HTE undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

     HTE provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS RELATED TO SIGNIFICANT CONTRACTS SIGNED TOWARDS THE END OF
THE QUARTER

     HTE's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors. Such factors include the budgeting and purchasing practices of its customers, the length of customer evaluation processes for HTE's solutions and the timing of customer system conversions. Because a substantial portion of revenues may not be generated until the end of each quarter, HTE may not be able to adjust or reduce spending in response to sales shortfalls or delays. In addition, HTE's expense levels are based, in significant part, on HTE's expectations of future revenues and are therefore relatively fixed in the short term. If revenues fall below expectations, net income is likely to be adversely affected. These factors can cause significant variations in operating results from quarter to quarter. HTE believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET

     Substantially all of HTE's revenues to date have been attributable to sales of software and services rendered to state, county and city governments, other municipal agencies and publicly owned utilities. HTE expects that sales to public sector customers will continue to account for substantially all of HTE's revenues in the future. The sales cycle associated with the purchase of HTE's products is typically complex, lengthy and subject to a number of significant risks, including customers' budgetary constraints and governmental acceptance reviews over which HTE has little or no control.

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     For each contract with a public sector customer, HTE is typically subject to a protracted procurement process. The process can include one or more of the following hurdles:

     (a) a detailed written response to product demonstrations,

     (b) the design of software that addresses customer-specified needs,

     (c) the integration of HTE and third party products,

     (d) political influences,

     (e) award protests initiated by unsuccessful bidders and

     (f) changes in budgets or appropriations which are beyond HTE's control.

     Contracts with public sector customers are typically subject to procurement policies which may be onerous and may include profit limitations and rights of the agency to terminate for convenience or if funds are unavailable. Some public sector customers require liquidated damages for defective products and/or for delays or interruptions caused by system failures. Payments under some public sector contracts are subject to achieving implementation milestones, and HTE has had, and may in the future have, differences with customers as to whether milestones have been achieved.

     Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could increase costs to HTE of competing for sales or impact HTE's ability to perform government contracts, which could adversely affect HTE. Any violation, intentional or otherwise, of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on HTE.

MANAGEMENT OF SIGNIFICANT GROWTH REQUIRED

     HTE has grown significantly through acquisitions and expanded operations. As a result, HTE recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth resulted in new and increased responsibility for management personnel and placed additional demands upon HTE's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, HTE must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management and other qualified personnel. There can be no assurance that HTE's personnel, systems, procedures and controls will be adequate to support HTE's future operations or to integrate successfully operations and personnel of acquired entities. Any failure to implement and improve HTE's operational, financial and management systems, to integrate operations of acquired businesses or to expand, train, motivate or manage employees could have a material adverse effect on HTE's business, operating results and financial condition.

ABILITY TO RETAIN AND ATTRACT PERSONNEL

     HTE's continued success will depend upon the availability and performance of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect HTE. HTE believes that its continued success will depend in large part upon its ability to attract and retain such personnel. HTE has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that HTE will be successful in attracting and retaining such personnel.

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ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

     The market for HTE's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, HTE's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner or acquire new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There is no assurance that HTE will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Further there is no assurance that products, capabilities or technologies developed by others will not render HTE's products or technologies obsolete or noncompetitive. If HTE is unable to develop or acquire on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, HTE's business, operating results and financial condition may be materially adversely affected.

RISKS ASSOCIATED WITH ASSIMILATION OF ACQUISITIONS

     A fundamental element of HTE's strategy is to grow through acquisitions. As part of its growth strategy, HTE evaluates the acquisition of other companies, assets or product lines that would complement or expand its business in attractive geographic or service markets or that would broaden its customer relationships. There can be no assurance that HTE will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into HTE's operations. The success of any completed acquisition will depend in large measure on HTE's ability to integrate the operations of the acquired business with those of HTE and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on HTE's business, financial condition and results of operations. Although HTE conducts due diligence reviews of potential acquisition candidates, HTE may not identify all material liabilities or risks related to acquisition candidates.

     HTE may elect to finance acquisitions with debt financing, through the issuance of common stock or other securities convertible into common stock, or any combination of the foregoing. There can be no assurance that HTE will be able to arrange adequate financing on acceptable terms. If HTE were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of HTE could suffer dilution of their interests in HTE. Most of the businesses that might become attractive acquisition candidates for HTE are likely to have significant intangible assets. Acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to HTE, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired research and development costs, which could have a material adverse effect on HTE's results of operations for the accounting period in which such charges are incurred.

COMPETITION

     HTE believes it is a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, HTE faces competition from a variety of software vendors that offer products and services similar to those offered by HTE, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than HTE. HTE also competes with in-house management information services staffs.

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     HTE believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. HTE competes from time to time with the following:

     (a) the consulting divisions of national and regional accounting firms,

     (b) companies which focus on selected segments of the public sector and utilities markets including PeopleSoft, Inc., Systems & Computer Technology Corp. and J.D. Edwards & Company, Inc. and

     (c) a significant number of smaller private companies.

     There can be no assurance that such competitors will not develop products or offer services that are superior to HTE's products or services or that achieve greater market acceptance.

     HTE could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of HTE's prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require HTE to reduce the price of its software licenses and related services. There can be no assurance that HTE will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon HTE's business, operating results and financial condition.

DEPENDENCE ON KEY SUPPLIERS AND STRATEGIC RELATIONSHIPS

     HTE purchases certain key components of its products from single or limited source suppliers. Those components include the adapter code and certain application development tools. There are relatively few suppliers for certain of those components. HTE currently has relatively few agreements that would assure delivery of such components from its suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in HTE's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of HTE's suppliers to provide functional components in a timely manner, or the inability of HTE to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect HTE's business, financial condition and results of operations. HTE's success also depends in part upon its alliances and relationships with leading hardware and software vendors. In addition, substantially all of HTE's hardware revenues are derived from the sale of IBM AS/400 systems in connection with HTE's remarketer arrangements with IBM. Any change in this or other relationships could have an adverse effect on HTE's financial performance while HTE seeks to establish alternative relationships. Further, HTE may need to establish additional alliances and relationships in order to keep pace with changes in technology and there can be no assurance such additional alliances will be established.

     HTE relies primarily on distribution channels for sales of its recently acquired line of field-based reporting software products. HTE has established strategic marketing alliances with several large vendors for these products. Other businesses that HTE may acquire in the future may also sell their products primarily through similar marketing alliances or other collaborative relationships. The maintenance of those alliances and the establishment of additional alliances may be necessary for increased market penetration for such products. Certain of HTE's competitors may have already established such alliances with desired vendors who, as a result, may have limited interests in creating alliances with HTE. There can be no assurance that HTE will be able to negotiate any additional strategic relationships, that such additional relationships will be available to HTE on acceptable terms or that any such relationships, if established, will be commercially successful. Failure to do so could have a material adverse effect on HTE's business, financial condition and results of operations.

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RISKS OF SOFTWARE DEFECTS AND PRODUCT LIABILITY

     Software products as complex as those developed by HTE may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although HTE has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that material defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance.

     HTE markets complex, mission-critical, enterprise-wide applications. HTE's license agreements with its customers typically contain provisions designed to limit HTE's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in HTE's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or judicial decisions. Although HTE has not experienced any significant product liability claims to date, the sale and support of software by HTE may entail the risk of such claims, which may be substantial. A successful product liability claim brought against HTE could have a material adverse effect upon HTE's business, operating results and financial condition.

PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE

     HTE regards certain features of its internal operations, software and documentation as confidential and proprietary. HTE relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. HTE owns no patents and, under existing copyright laws, has only limited protection for its intellectual property. HTE believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of HTE's employees, frequent product enhancements and timeliness and quality of support services.

     HTE provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. HTE generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, HTE makes enterprise-wide licenses available for select applications. Although HTE currently provides object code to its customers and not source code, HTE historically provided source code to its customers for several products. HTE has escrowed and continues to escrow its source code for the benefit of all customers. A misappropriation or other misuse of HTE's intellectual property, including source codes previously delivered to customers, could have an adverse effect on HTE. Further, there can be no assurance that third parties will not assert infringement or misappropriation claims against HTE in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming and result in costly litigation and diversion of management's attention. Further, any claims and litigation could cause product shipment delays or require HTE to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to HTE, if at all. Thus, litigation to defend and enforce HTE's intellectual property rights could have a material adverse effect on HTE's business, financial condition and results of operations, regardless of the final outcome of such litigation. HTE may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of HTE's rights may be ineffective in such countries.

YEAR 2000 COMPLIANCE

     Many installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many organizations may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. HTE does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems. HTE believes that the current versions of its products are Year 2000 compliant. HTE regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected

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that HTE's products will be adversely affected by date changes in the year 2000.
However, there can be no assurance that HTE's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Notwithstanding that HTE regularly provides free software upgrades to its customers and that recent upgrades are Year 2000 compliant, certain customers of HTE may still be running earlier, noncompliant versions of HTE's products. HTE is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. Although HTE believes that the information systems of its major vendors (insofar as they relate to HTE's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of HTE's major vendors as they relate to HTE's business, or that any such impact of a major vendor's information system would not have a material adverse effect on HTE. HTE has no contingency plan as such, however HTE believes it should be able to identify alternative vendors if the need arises. HTE anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of non-compliant operating environments. Any such claims against HTE, with or without merit, could have a material adverse effect on HTE's business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     HTE has sold products to customers in Canada, the Caribbean, and the United Kingdom. Management expects to augment its presence in international markets. Accordingly, HTE's business, and its ability to expand its operations internationally, is subject to various risks inherent in international business activities. HTE may have difficulty in safeguarding its intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder HTE's performance under contracts in those countries or could hinder its ability to collect for product and services delivered in those countries. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for HTE to conduct business internationally. In addition, although HTE has normally been successful in stipulating that its foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue to HTE than expected due to foreign currency rate fluctuations. Further, the payment cycle for accounts receivable is longer in many countries than it is for domestic customers. Other risks associated with international operations include import and export licensing requirements, trade restrictions, changes in tariff rates, overlapping tax structures, and compliance with a variety of foreign laws and regulations. In addition, if HTE elects to establish a presence in international markets rather than marketing through independent sales representatives, as it does presently, HTE could encounter difficulty in staffing and managing an organization spread over various countries. Any of the foregoing factors could have a material adverse effect on HTE's ability to expand its international sales. In addition, HTE must translate its software into foreign languages. To the extent that HTE is unable to accomplish such translations in a timely manner, HTE's ability to further penetrate international markets would be adversely affected. The deeper exposure to international markets creates new areas with which HTE is not familiar and places HTE in competition with new vendors. There is no assurance HTE will be successful in its efforts to compete in these international markets.

     If HTE significantly expands its international business, it anticipates that it will hedge exchange rate movements on either side of a locked-in spot rate for movements within certain ranges on dollar-foreign currency rates. Changes in the value of foreign currencies relative to the dollar beyond the ranges hedged by HTE could affect its financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in HTE's results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

     The market price of the common stock may be volatile and may be significantly affected by many different factors. Some examples of factors that can have a significant impact on HTE's stock price are as follows: actual or anticipated fluctuations in HTE's operating results; announcements of technological innovations, new products or new contracts by HTE or its competitors; developments with respect to patents,

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copyrights or proprietary rights; conditions and trends in the software and other technology industries; adoption of new accounting standards affecting the software industry; changes in financial estimates by securities analysts; general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that similar litigation will not occur in the future with respect to HTE. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon HTE's business, operating results and financial condition.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     Certain provisions of Florida law and HTE's Articles of Incorporation, as amended ("Amended Articles"), may deter or frustrate a takeover attempt of HTE that a shareholder might consider in its best interest. HTE is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that certain business combinations and corporate transactions with beneficial owners of more than 10 percent of a corporation's voting stock, or any entity or individual controlled by such owner (an "interested shareholder") be approved by a majority of disinterested directors or the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder." Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." "Control shares" are defined as shares that, except for the application of the statute, would have voting power that, when added to all other shares that the acquirer owns or has the power to vote, would give the acquirer (directly, indirectly, alone, or as a member of a group) voting power in excess of certain statutory parameters. "Interested shares" are defined as a corporation's shares for which any of the following persons have direct or indirect voting power in the election of directors: (a) the person or group that acquires control shares, (b) every officer of the corporation, and
(c) every employee of the corporation who is also a director.

     In addition, certain provisions of HTE's Amended Articles or Bylaws, among other things, provide that:

     (a) any action required or permitted to be taken by the shareholders of HTE may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders,

     (b) the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year,

     (c) any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting,

     (d) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and

     (e) HTE's Board of Directors be divided into three classes, each of which serves for different three-year periods.

     In addition, HTE is authorized to issue additional shares of common stock and up to five million shares of preferred stock. Preferred stock may be issued in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of common stock. Issuance of additional shares of common stock or new shares of preferred stock could also be used as an anti-takeover device.

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